Exhibit 99.2

Globis Acquisition Corp. Announces Closing of $115 Million Initial Public Offering, which Includes Full Exercise of the Underwriters’ Over-Allotment Option

New York, NY, December 15, 2020 – Globis Acquisition Corp. (NASDAQ: GLAQU, the “Company”) announced today that it closed its initial public offering of 11,500,000 units, which includes the full exercise of the underwriters’ over-allotment option. The units were sold at $10.00 per unit, resulting in total gross proceeds of $115,000,000. Each unit consists of one share of common stock and one redeemable warrant to purchase one share of common stock at $11.50 per share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on The Nasdaq Capital Market (“NASDAQ”) under the symbols “GLAQ” and “GLAQW”, respectively.

The units began trading on NASDAQ under the ticker symbol “GLAQU” on December 11, 2020.

Chardan acted as sole book running manager in the offering.

Haynes and Boone, LLP acted as counsel to the Company and Loeb & Loeb LLP acted as counsel to the underwriters.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 10, 2020. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Chardan, 17 State Street, 21st floor, New York, New York 10004. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Globis Acquisition Corp.

Globis Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Globis Acquisition Corp. intends to focus its search on a target business that will benefit from trends toward economic globalization, particularly as it affects emerging markets. The proceeds of the offering will be used to fund such business combination.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

Hayden IR

Brett Maas

(646) 536-7331

brett@haydenir.com